Exhibit 99.(a)(1)(C)

FREQUENTLY ASKED QUESTIONS

General Questions about Section 409A & the Offer

Please see the following sections of the Offering Memorandum for more information on Section 409A: Section 2, Purpose of the Offer, beginning on page 26 and Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 35. Please also see the following sections of the Offering Memorandum for further details about the terms and conditions of the Offer: Section 1, Eligible Optionees; Eligible Option Grants; the Proposed Amendment; the Amended Options; Expiration and Extension of Offer; Notification, beginning on page 18.

Capitalized terms not defined in this FAQ have the meanings set forth in the Offering Memorandum.

Q1: What questions and answers can I find below regarding the Offer?

General Questions about Section 409A & the Offer

Q2: In summary, what is the Offer?

Q3: What is Section 409A?

Q4: What happens if options are deemed to be deferred compensation under Section 409A?

Q5: Why may NVIDIA stock options be deemed to have been granted at a discount for purposes of Section 409A?

Q6: What is the Offer?

Q7: Which NVIDIA stock options are subject to the Offer?

Q8: What is the Eligible Portion of my Eligible Option Grant?

Q9: Am I an Eligible Optionee?

Q10: If I live outside of the United States, may I participate in the Offer?

Q11: Does the Offer apply to shares of NVIDIA common stock that I currently own?

Q12: What happens to the portion of my Eligible Option Grant that I have already exercised?

Q13: What happens to the portion of my Eligible Option Grant that was vested as of December 31, 2004?

Q14: Will the vesting of my Eligible Option Grant change if I participate in the Offer?

Q15: Will the exercise price of my Eligible Option Grant change if I participate in the Offer?

Q16: Will the number of shares subject to my Eligible Option Grant change if I participate in the Offer?

Q17: Why am I receiving the Offering Memorandum? Why does the Offering Memorandum refer to the “tendering” of my Eligible Option Grants? What does “tender” mean?

Q18: Why is NVIDIA making the Offer?

Q19: Can I elect to increase the exercise price of my Eligible Option Grants instead of selecting an Amended Exercise Schedule?

Questions About Selecting a Chosen Exercise Year

Q20: Who selects the “Chosen Exercise Year”?

Q21: Can I pick more than one Chosen Exercise Year?

Q22: Can I pick 2006 as my Chosen Exercise Year?

Q23: What happens if I pick the year in which my Eligible Option Grant will expire as my Chosen Exercise Year?

Questions About Exercising Options Amended Under the Offer

Q24: If I elect to amend my Eligible Option Grant, when can I exercise?

Q25: Can I change my Chosen Exercise Year after the Offer is completed?

Q26: If I elect to amend my Eligible Option Grant, when will it expire?

Q27: What happens if my service with NVIDIA terminates prior to my Chosen Exercise Year?

Q28: What happens to my Amended Option if I take a leave of absence?

Q29: What happens if my Amended Option has not become fully vested prior to the New Termination Date?

Questions About Deciding Whether to Participate in the Offer

Q30: Am I required to participate in the Offer?

Q31: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option Grants will not be subject to the adverse personal tax consequences under Section 409A?

Q32: If I choose to participate in the Offer, am I required to amend all of my Eligible Option Grants?

Q33: What happens if I hold an Eligible Option Grant and I do not participate in the Offer? What happens if I hold more than one Eligible Option Grant and I do not agree to amend all of my Eligible Option Grants?

Q34: Will my decision about participating in the Offer affect my eligibility to receive future stock option grants from NVIDIA?

Q35: What does NVIDIA think of the Offer?

Q36: Can anyone at NVIDIA or Deloitte Tax LLP help me decide whether I should participate in the Offer?

Q37: What risks should I consider in deciding whether to participate in the Offer?

Q38: How might stock price fluctuations in the future impact my decision?

Q39: Where can I find out more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Q40: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Q41: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option Grants, do I need to fill out an election form?

Q42: During what period of time may I make my election?

Q43: How will I know if the period of time during which the Offer will remain open is extended?

Q44: What happens if my service with NVIDIA terminates prior to the Expiration Time?

Q45: Can I change my election after I have submitted my Election Form?

Q46: Can I exercise my Eligible Option Grants prior to the Expiration Time?

Q47: Will NVIDIA tell me if there is a problem with my election form?

Q48: How will I know if I have properly accepted the Offer?

Q49: Do I have to use the website https://tenderoffer.nvidia.com in order to make or change my election?

Q50: If I accept the Offer, when will my Eligible Option Grants be amended?

Q51: Is there any reason why my Eligible Option Grants would not be amended if I make an election to accept the Offer?

Questions About the Tax Consequences of the Offer

Q52: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

Q53: What are the tax consequences to me if I accept the Offer and amend all of my Eligible Option Grants?

Q54: Will my participation in this Offer change the tax classification of my Eligible Option Grants?

Q55: If my Eligible Option Grants were granted as ISOs, will participation in the Offer cause them to be treated as NSOs?

Q56: What happens if the Internal Revenue Code changes again?

Q2: In summary, what is the Offer?

In June 2006 the Audit Committee of the Board began a review of our stock option grant practices based on the results of a voluntary internal review. As a result of the Audit Committee’s review, we identified a number of occasions on which we used incorrect measurement dates for determining the accounting consequences of certain stock options. As such, these impacted stock options are deemed, for accounting purposes, to have been granted at a discount. Based on the determination made for accounting purposes, the impacted options may now be deemed to have been granted at a discount for tax purposes, which may expose the holders of these impacted stock option grants to potentially adverse tax treatment under Section 409A of the Internal Revenue Code.

To address the potentially adverse tax treatment under Section 409A, NVIDIA is commencing a tender offer to allow employees to amend their impacted options in a way that we believe will minimize or avoid the adverse tax treatment of Section 409A and state tax laws that have a similar effect.

Q3: What is Section 409A?

Section 409A of the Internal Revenue Code, (the “Code”) effective January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock to the extent such options were unvested as of December 31, 2004.

Q4: What happens if options are deemed to be deferred compensation under Section 409A?

As of the date of this Offer, the Internal Revenue Service (“IRS”) has not issued final guidance regarding how options which are deemed to be deferred compensation would be treated under Section 409A. However, based on currently available guidance, we believe that the following adverse U.S. federal tax consequences could apply:

•	The optionholder would recognize taxable income as the option vests. The amount of income recognized in connection with the vesting of the option will likely be equal to the fair market value of the newly vested option shares less the exercise price payable for those shares.

•	The optionholder would incur an additional twenty percent (20%) excise tax in connection with the vesting of the option shares.

•	The optionholder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

We believe that taxation could occur in such manner even though the option remains unexercised. It is also possible that the optionholder may be subject to additional income taxes and penalty taxes annually on increases in the value of the shares underlying the option that occur after the applicable vesting date until the option is exercised or expires. While it is not clear how any future annual increases in value would be measured, such taxation could be based on the highest value achieved by the underlying shares during the year or the value of the shares on December 31 of the applicable year.

In addition, certain states have also adopted laws similar to Section 409A, and an optionholder may also incur additional taxes and penalties under such state law provisions with respect to discounted options based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section 409A that could result in an aggregate state and federal tax rate of approximately 80% with regard to a discounted stock option for individuals subject to taxation in California.

Q5: Why may NVIDIA stock options be deemed to have been granted at a discount for purposes of Section 409A?

As part of our recent review of our option grant practices and the restatement of the financial statements, it has been determined that certain stock options have a different “measurement date” for accounting purposes than the “grant date” set forth in the applicable option agreement. As the fair market value on the “measurement date”

exceeds the fair market value on the “grant date”, the options are deemed to have been granted at a discount for purposes of our accounting treatment of the options.

The definition of “measurement date” for accounting purposes is somewhat different than the definition of “grant date” for tax purposes, but these two terms are not substantially different. It is not clear based on the currently available guidance under the Code whether the IRS will determine that the “grant date” (for tax purposes, including for purposes of determining compliance with Section 409A) must be the same as the “measurement date” (for accounting purposes). If the IRS determines that the “grant date” should be the same as the “measurement date”, then the NVIDIA stock options may be deemed to have been granted at a discount for purposes of Section 409A.

Q6: What is the Offer?

NVIDIA is offering to amend the Eligible Portion of certain stock option grants that may be deemed to be discounted stock options so they should no longer be subject to the adverse personal tax treatment of Section 409A. Specifically, NVIDIA is offering to amend the Eligible Portion of each Eligible Option Grant to delay the first date on which the Eligible Portion may be exercised from the vesting date to the earliest of the following Permissible Exercise Events:

(1)	termination of service with NVIDIA for any reason, including resignation;

(2)	death;

(3)	disability (as defined by Section 409A of the Code);

(4)	a change in control (as defined by Section 409A of the Code); and

(5)	January 1st of the calendar year specified by you (not earlier than 2007 and not later than the existing expiration date of the Eligible Option).

Please note that the part of your Eligible Option Grant that is amended by this Offer will only be exercisable, if at all, at the earliest to occur of these five events.

Q7: Which NVIDIA stock options are subject to the Offer?

Certain option grants that we call “Eligible Option Grants” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A and it is these stock options that are the subject of this Offer. If you are an Eligible Optionee you should have received a personalized Eligible Option Grant Detail Statement. Please see Q9 for more information. Eligible Option Grants are those stock options that have each of the following characteristics:

•	options that were granted to an “Eligible Optionee” under either the 1998 Plan or the 2000 Plan; and

•	options that were granted on one of the following dates: October 28, 1999, January 31, 2000, February 29, 2000, December 23, 2000, January 3, 2001, January 26, 2001, February 1, 2001, March 1, 2001, July 26, 2001, July 31, 2001, September 28, 2001, November 30, 2001 or certain options granted on May 1, 2003; and

•	options that were granted with an exercise price per share that was less, or may have been less, than the fair market value per share of the NVIDIA common stock underlying the option on the option’s grant date.

Please note that certain stock option grants made on May 1, 2003 are not Eligible Option Grants as they are not deemed to have been issued at a discount for accounting purposes. If you have a question as to whether the option that you were granted on May 1, 2003 is an Eligible Option Grant, please send an email to tenderoffer@nvidia.com.

Q8: What is the Eligible Portion of my Eligible Option Grant?

The portion of your Eligible Option Grant that may be amended under the Offer has each of the following characteristics:

•	the portion of the Eligible Option Grant that vested, or is scheduled to vest, after December 31, 2004;

•	the portion of the Eligible Option Grant that is still outstanding and unexercised as of the Expiration Time; and

•	the portion of the Eligible Option Grant that is beneficially owned by the Eligible Optionee.

Only an Eligible Optionee may participate in the Offer. Therefore, any portion of an Eligible Option Grant that is “beneficially owned” by a person who is not an Eligible Optionee may not be amended in the Offer. For example, if part of an Eligible Option Grant is assigned by a domestic relations order (or comparable legal document) to your former spouse, only the portion that is beneficially owned by you may be eligible for amendment.

Q9: Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted an Eligible Option Grant and, as of the end of the Offer period, you are (1) a current employee of NVIDIA and (2) you are listed on our U.S. payroll as of November 29, 2006. If your employment with us terminates prior to the end of the Offer period, you will not continue to be an Eligible Optionee.

If you are an Eligible Optionee, you should have received a personalized Eligible Option Grant Detail Statement that describes your Eligible Option Grant(s). If you believe that you are an Eligible Optionee and if you have not yet received your Eligible Option Grant Detail Statement, please contact tenderoffer@nvidia.com immediately.

Q10: If I live outside of the United States, may I participate in the Offer?

If you are an Eligible Optionee listed on the U.S. payroll as of November 29, 2006, you may participate in the Offer regardless of where you live.

Q11: Does the Offer apply to shares of NVIDIA common stock that I currently own?

No. The Offer relates only to the portion of your Eligible Option Grants that are currently unexercised.

Q12: What happens to the portion of my Eligible Option Grant that I have already exercised?

Pursuant to the transitional relief and proposed regulations provided under Section 409A, if you exercised your Eligible Option Grant (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to the potential negative personal tax consequences under Section 409A.

However, if you exercised your Eligible Option Grant (or portion thereof) during calendar year 2006, no similar transitional relief has been provided. The exercised Eligible Option Grant (or portion thereof) may be subject to adverse personal tax consequences under Section 409A (and similar state tax laws).

Once final guidance is issued by the IRS, we will provide further clarification on this issue.

Q13: What happens to the portion of my Eligible Option Grant that was vested as of December 31, 2004?

Under the currently available guidance under Section 409A, stock options (or any portion of a stock option) that had vested as of December 31, 2004 are exempted from the adverse personal tax treatment under Section 409A.

Q14: Will the vesting of my Eligible Option Grant change if I participate in the Offer?

No. Your Eligible Option Grant, as amended by the Offer, will continue to be subject to the current vesting schedule.

Q15: Will the exercise price of my Eligible Option Grant change if I participate in the Offer?

No. Your Eligible Option Grant, as amended by the Offer, will continue to be subject to the same exercise price as in effect prior to the amendment of your Eligible Option Grant.

Q16: Will the number of shares subject to my Eligible Option Grant change if I participate in the Offer?

No. The number of shares of our common stock subject to the Eligible Option Grant will not change.

Q17: Why am I receiving the Offering Memorandum? Why does the Offering Memorandum refer to the “tendering” of my Eligible Option Grants? What does “tender” mean?

We are offering to amend the Eligible Option Grants in a way that requires the consent of the Eligible Optionee. The SEC may take the position that we are offering new options to you in exchange for your existing options, or to “tender” your Eligible Option Grants to us and in exchange we will give you Amended Options. The SEC requires that if we are asking you to “tender” your Eligible Option Grants, then we must make certain filings with the SEC and provide you with disclosures such as those contained in the Offering Memorandum. The Offering Memorandum contains the official terms and conditions of our Offer.

We will occasionally refer in this document to you “tendering” your Eligible Option Grant for amendment, by which we mean that you will deliver your election form to NVIDIA to amend the Eligible Portion of your Eligible Option Grant for acceptance upon the expiration of the Offer.

Q18: Why is NVIDIA making the Offer?

The Offer is being made to permit Eligible Optionees to address the potential adverse personal tax consequences that may apply to their Eligible Option Grants under Section 409A. By amending such options, the Eligible Optionee should be able to reduce or avoid the application of such adverse federal tax treatment. However, you should note that the application of Section 409A to the Eligible Option Grants is not entirely free from doubt and we make no representations as to the effect of this Offer under Section 409A or the effect of the Offer under state tax laws that are similar to Section 409A.

Q19: Can I elect to increase the exercise price of my Eligible Option Grants instead of selecting an Amended Exercise Schedule?

No. You may not elect to increase the exercise price of your Eligible Option Grants in lieu of selecting an Amended Exercise Schedule.

Questions About Selecting a Chosen Exercise Year

Q20: Who selects the “Chosen Exercise Year”?

You will select Chosen Exercise Year(s) for the Eligible Portion of each Eligible Option Grant that you tender in this Offer. The Chosen Exercise Year(s) may be any calendar year between 2007 and the year in which your Eligible Option Grant expires.

Q21: Can I pick more than one Chosen Exercise Year?

If you have more than one Eligible Option Grant, you may select a different Chosen Exercise Year for each Eligible Option Grant.

In addition, you may also elect to divide the Eligible Portion of an Eligible Option Grant into two or more parts, and elect a different Chosen Exercise Year for each such part. If you choose to divide the Eligible Portion of your Eligible Option Grant into different Chosen Exercise Years, the shares will be allocated between the Chosen Exercise Years that you have selected based on vested status to the greatest extent possible, with currently vested shares being allocated to the earliest Chosen Exercise Year, and unvested shares allocated to the latest Chosen Exercise Year.

Q22: Can I pick 2006 as my Chosen Exercise Year?

No, under the guidance currently provided under Section 409A, you cannot pick the year in which you make your election to amend your Eligible Option Grants to comply with Section 409A.

Q23: What happens if I pick the year in which my Eligible Option Grant will expire as my Chosen Exercise Year?

Your participation in this Offer will not extend the term of your Eligible Option Grant(s) beyond the existing expiration date. If you select the last calendar year of the term of your Eligible Option Grant as the Chosen Exercise Year, you will not have the full calendar year to exercise your Amended Option, as the existing expiration date of the term of your Eligible Option Grant does not change.

Questions About Exercising Options Amended Under the Offer

Q24: If I elect to amend my Eligible Option Grant, when can I exercise?

The Eligible Portion of your Eligible Option Grant, as amended by this Offer, will only be exercisable only on the first to occur of the five Permissible Exercise Events: your Chosen Exercise Year, the termination of your service, your death, your disability or a change in control. The Ineligible Portion of your Eligible Option Grant (that is, the portion which may not be amended pursuant to this Offer) will continue to be exercisable.

Any exercise of your Eligible Option Grant must comply with the NVIDIA Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. In addition, you may not exercise unvested shares of your Eligible Option Grant.

Q25: Can I change my Chosen Exercise Year after the Offer is completed?

No. Once the Offer expires, your election decision is final and may not be changed. Following the amendment of your Eligible Option Grant in the Offer, you may exercise your Amended Option prior to the Chosen Exercise Year only if your service with NVIDIA terminates, if you suffer a disability, if you die or if NVIDIA undergoes a change in control.

Q26: If I elect to amend my Eligible Option Grant, when will it expire?

In general, if your Amended Option becomes exercisable as a result of your termination of service, death, disability or change in control, the Amended Option will expire on the later of (1) December 31 of the year in which such Permissible Exercise Event occurs, and (2) the 15th day of the third calendar month following the actual date of such Permissible Exercise Event.

For example, if your Chosen Exercise Year is 2009 and you terminate on July 31, 2008, then your Amended Option will generally become exercisable on July 31, 2008, and you will generally have until December 31, 2008 in which to exercise your Amended Options even though you chose calendar 2009 as the Chosen Exercise Year.

Similarly, if your Chosen Exercise Year is 2009 and you terminate on November 30, 2008, then your Amended Option will generally become exercisable on November 30, 2008, and you will have until February 15, 2009 in which to exercise your Amended Options even though you chose calendar 2009 as the Chosen Exercise Year.

If a change of control is the first Permissible Exercise Event with regard to an Amended Option, your Amended Option may expire prior to time described above if the terms of the transaction agreement between NVIDIA and the acquiring entity provide for the termination of your Amended Option.

If none of these events occurs prior to January 1 of your Chosen Exercise Year, then your Amended Option will generally terminate and cease to be exercisable as of December 31 of the Chosen Exercise Year.

For example, if your Chosen Exercise Year is 2008 and you terminate on November 30, 2008, then your Amended Option will expire on December 31, 2008.

If you have chosen the last year of the original term of your Amended Option as your Chosen Exercise Year, your Amended Option will expire on the original expiration date.

If you are a “specified employee” during your Chosen Exercise Year, and your service with NVIDIA terminates during that year, then, your Amended Option may be treated differently. Please refer to Section 1 of the Offering Memorandum for more details.

In no event will the Amended Option be exercisable following the original expiration date of the Eligible Option Grant.

We call the date on which your Amended Options expire, as described above, the New Termination Date.

Q27: What happens if my service with NVIDIA terminates prior to my Chosen Exercise Year?

Termination of your service with NVIDIA is a Permissible Exercise Event. Therefore, if your service with NVIDIA terminates prior to your Chosen Exercise Year, all vested options as of your termination date become exercisable on your date of termination and shall be exercisable until the later of (1) December 31 of the year in which your service terminates, and (2) the 15th day of the third calendar month following the date on which your service terminates.

For example, if you select calendar year 2008 as your Chosen Exercise Year for your Amended Option, and none of the other Permissible Exercise Events occurs between the Amendment Date and December 31, 2007, then the Amended Option will be exercisable (to the extent vested) as of January 1, 2008. If your Eligible Option Grant’s current expiration date is March 1, 2008, then you would not have the full calendar year to exercise the Amended Option. You would have from January 1, 2008 through March 1, 2008 to exercise the Amended Option.

However, if you are a specified employee at the time of your termination, then, your Amended Option may be treated differently. Please refer to Section 1 of the Offering Memorandum for more details.

In no event may you exercise your Amended Option after the original expiration date of the Amended Option. Any exercise of your Amended Option must comply with the NVIDIA Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted.

Q28: What happens to my Amended Option if I take a leave of absence?

If you take a leave of absence, the vesting of your Amended Option will continue only as provided under the terms of the leave of absence policy applicable to your particular leave. If your Amended Option has not fully vested at the time it is scheduled to expire under the Amended Exercise Schedule, you will forfeit your right to exercise your Amended Option as to the unvested shares subject to your Amended Option.

In addition, certain leaves of absence may be deemed a termination of your service under Section 409A (for example, where the facts suggest that you do not intend to return to work upon completion of your leave). If the leave of absence is deemed a termination of service, your Amended Option would be exercisable as described in Q27 above.

In selecting a Chosen Exercise Year, you should consider whether you may need to take a leave of absence prior to the year in which your Amended Option will become fully vested, and select your Chosen Exercise Year accordingly.

Q29: What happens if my Amended Option has not become fully vested prior to the New Termination Date?

If any shares subject to your Amended Option have not vested by the New Termination Date, which is the expiration date of your Amended Option, you will forfeit your right to exercise your Amended Option as to those unvested shares.

Questions About Deciding Whether to Participate in the Offer

Q30: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend any of your Eligible Option Grants. However, at this time, NVIDIA considers this Offer a one-time-only opportunity, and is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to amend their Eligible Option Grants to comply with Section 409A.

Q31: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option Grants will not be subject to the adverse personal tax consequences under Section 409A?

No. At this time there is relatively limited guidance as to how Section 409A applies to Eligible Options, including Eligible Option Grants that are amended pursuant to the Offer. We believe that this Offer complies in good faith with available guidance to avoid the potentially adverse personal tax consequences of Section 409A.

Please see Section 12 of the Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 35 for more detailed information regarding the tax consequences of this Offer.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q32: If I choose to participate in the Offer, am I required to amend all of my Eligible Option Grants?

No. If you have more than one Eligible Option Grant, you may tender some of your Eligible Option Grants. However, with respect to any one Eligible Option Grant, we will not accept a tender of less than the entire

Eligible Portion of your Eligible Option Grant. If you tender your Eligible Option Grant for amendment, you must tender the entire Eligible Portion of that Eligible Option Grant.

Q33: What happens if I hold an Eligible Option Grant and I do not participate in the Offer? What happens if I hold more than one Eligible Option Grant and I do not agree to amend all of my Eligible Option Grants?

If you do not elect to participate in the Offer, or if you do not elect to amend each of your Eligible Option Grants pursuant to the Offer, then your Eligible Option Grants which you do not elect to amend will continue to be exercisable in accordance with their respective current terms. However, you should be aware that adverse personal tax consequences under Section 409A (and state tax laws) may apply to your Eligible Option Grants that are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and state tax laws).

Q34: Will my decision about participating in the Offer affect my eligibility to receive future stock option grants from NVIDIA?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from NVIDIA. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of the Board (or a duly appointed committee thereof) without regard to a decision to accept or reject the Offer.

Q35: What does NVIDIA think of the Offer?

Although the Board has approved the Offer, neither NVIDIA nor our Board makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend the Eligible Portion of your Eligible Option Grants. You should carefully review this Offering Memorandum and all of the Exhibits in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax, and legal advisors in order to determine whether to accept or decline this Offer.

Q36: Can anyone at NVIDIA or Deloitte Tax LLP help me decide whether I should participate in the Offer?

Unfortunately, no. We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option Grant pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offering Memorandum and the Exhibits (such as the presentation made by Deloitte Tax LLP). If anyone (including anyone at NVIDIA or Deloitte Tax LLP) makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by NVIDIA. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q37: What risks should I consider in deciding whether to participate in the Offer?

Amending your Eligible Option Grants pursuant to the Offer does involve some risks. In particular, if you amend your Eligible Option Grants, you will change the exercise schedule and possibly the expiration date for those options (however, in no case will the expiration date be extended beyond your option’s current expiration date). In effect, you may be replacing currently exercisable options for options that are not exercisable and that may not become exercisable for the foreseeable future. In amending your Eligible Option Grants, you should also carefully consider this risk, the risks that are part of our business and financial condition, as well as certain tax risks, which are described on pages ii to iii of the Offering Memorandum.

Q38: How might stock price fluctuations in the future impact my decision?

While we believe that this Offer will give Eligible Optionees the opportunity to avoid the adverse personal tax consequences of Section 409A, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Amended Exercise Schedule than they would by not participating in the Offer, exercising at current share prices, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the consequences of accepting or rejecting the Offer.

Q39: Where can I find out more information about the Offer?

The complete terms and conditions of the Offer are set forth in the Offering Memorandum, including the Exhibits. You should carefully read the Offering Memorandum in its entirety to learn about the Offer.

In addition, NVIDIA will be holding informational meetings that will review the terms and conditions set forth in the Offering Memorandum. These meetings will be held on the Santa Clara Campus in the Marco Polo Conference Room in Building E at the following times:

Wednesday, November 29, 2006
Session 1:	2:00 PM (PST)
Session 2:	3:30 PM (PST)
Session 3:	5:00 PM (PST)

Monday, December 4, 2006
Session 4:	1:00 PM (PST)
Session 5:	3:00 PM (PST)
Session 6:	5:00 PM (PST)

There will be no material difference in the information provided at each of these meetings. If you cannot attend one of these meetings, Session 1 will be recorded and the replay will be posted at https://tenderoffer.nvidia.com. In addition, the slides that will be shown at the informational meetings have been filed with the SEC as an Exhibit to the Offering Memorandum.

Questions About the Process of Making an Election Under the Offer

Q40: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

If you are an Eligible Optionee, you must log on to the Offer website at https://tenderoffer.nvidia.com. You must review the Welcome Screen. From that screen, you may either click on the View/Elect button to proceed with your election or you may click on the button to Contact Us to ask questions about the Offer or the election process.

If you select the View/Elect screen, you will then see the Election Information page, which contains links to the NVIDIA Tender Offer Documents filed with the SEC and the email of Announcement of Offer. From this screen, you can proceed to the Electronic Election Forms, of which there are 3. You will need to check the appropriate boxes to indicate whether you intend to amend your Eligible Option Grant(s) in accordance with the terms of the Offer, and if so, to select the Chosen Exercise Year(s) applicable to your tendered Eligible Option Grant(s). After completing the three Electronic Election Forms, you will be redirected to the Agreement to Terms of Election page. Only after you have agreed to the Agreement to Terms of Election will you be redirected to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records.

If you are not able to submit your election electronically via the website solely as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, you must complete and submit a Paper Election Form that is filed with this Offering Memorandum, via facsimile to the attention of Tender Offer at (408) 486-2577 or by email to tenderoffer@nvidia.com.

Q41: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option Grants, do I need to fill out an election form?

Yes. If you are an Eligible Optionee, you will need to fill out an election form even if you do not wish to amend your Eligible Option Grants in order to formally notify NVIDIA that you are rejecting the Offer as to all of your Eligible Option Grants.

Please note that if you do not elect to amend the Eligible Portion of your Eligible Option Grant, adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Option Grant, and you will be solely responsible for any excise taxes, penalties, or interest payable under Section 409A (and similar state tax laws).

Q42: During what period of time may I make my election?

The Offer, and your right to tender or not to tender Eligible Option Grants for amendment, and your right to withdraw or change any previous election to tender or not to tender Eligible Option Grants for amendment, expires at 6:00 p.m., Pacific Time, on December 29, 2006 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. You must submit your Electronic Election Form (or, if applicable, we must receive your Paper Election Form) before the extended Expiration Time. We do not currently expect to extend the Offer beyond the end of calendar year 2006.

If we do not receive your complete and correct election form and any other required documentation before the Expiration Time, you will not be able to amend your Eligible Option Grants.

Q43: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 5:59 p.m., Pacific Time, on December 29, 2006. Any announcement relating to the Offer will be sent promptly to all Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from tenderoffer@nvidia.com.

Q44: What happens if my service with NVIDIA terminates prior to the Expiration Time?

You must be an employee of NVIDIA at the Expiration Time in order to participate in the Offer. If your service terminates prior to the Expiration Time, you will cease to be an Eligible Optionee and any election that you have made prior to the termination of your employment will not become effective and your Eligible Option Grant will not be amended under the Offer.

Q45 Can I change my election after I have submitted my Election Form?

You may change your previously submitted election at any time prior to the Expiration Time. You may change your previously submitted elections more than once. If you submit a change to your election during the Offer, you should print a copy of your revised election form and your updated Election Confirmation Statement, and keep these documents with your other records for this Offer.

Q46: Can I exercise my Eligible Option Grants prior to the Expiration Time?

You may exercise your Eligible Option Grants during the term of the Offer, provided that such exercise complies with the existing terms of your Eligible Option Grants, the NVIDIA Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. However, any election you have made to accept the Offer as to the exercised shares will be null and void. Potential adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Option Grants that are exercised prior to the Expiration Time and therefore not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and any similar state laws).

Q47: Will NVIDIA tell me if there is a problem with my election form?

If you have properly submitted an election document, we will send you an Election Confirmation Statement within one business day after we have received your election. If you do not receive such an Election Confirmation Statement, please contact tenderoffer@nvidia.com. Please note that NVIDIA is not obligated to give you notice of any defects or irregularities in any election form, or other related documentation, and no one will be liable for failing to give notice of any defects or irregularities.

Q48: How will I know if I have properly accepted the Offer?

You will receive an Election Confirmation Statement confirming your election within one business day after we receive your election (or a change to your election) and then again within one business day after the Expiration Time. If you have a question prior to the Expiration Time regarding the validity of your election, please send your question to tenderoffer@nvidia.com.

NVIDIA will determine, in our discretion, all questions as to the form and validity, including time of receipt, of documentation related to this Offer. Our determinations regarding these matters will be final and binding.

Q49: Do I have to use the website https://tenderoffer.nvidia.com in order to make or change my election?

Yes. NVIDIA will generally only accept elections to participate in the Offer via https://tenderoffer.nvidia.com. However, if you are unable to make or change your election by electronic means at https://tenderoffer.nvidia.com solely as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election or change of election, you will need to complete and submit a Paper Election Form, via facsimile to the attention of Tender Offer at (408) 486-2577 or by email to tenderoffer@nvidia.com.

Q50: If I accept the Offer, when will my Eligible Option Grants be amended?

Unless we amend or terminate the Offer in accordance with its terms, NVIDIA will amend the Eligible Portion of those Eligible Option Grants as to which you properly made a valid election (and did not validly revoke that election) effective as of the Expiration Time (such date, the “Amendment Date”, is currently expected to be December 29, 2006) to reflect the Amended Exercise Schedule (and associated New Termination Date).

Q51: Is there any reason why my Eligible Option Grants would not be amended if I make an election to accept the Offer?

This Offer is subject to the terms and conditions described in the Offering Memorandum. We will only accept elections as to the Eligible Portion of the Eligible Option Grant that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of the Offering Memorandum before the Expiration Time. We may, however, reject any or all election forms to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Option tendered for amendment or to the extent certain conditions described in the Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of the Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q52: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

If you do not accept the Offer as to each of your Eligible Option Grants, we believe you may be subject to taxation as described in Q4 above. You will be solely responsible for any excise taxes, penalties, or interest payable under Section 409A (and state tax laws).

Q53: What are the tax consequences to me if I accept the Offer and amend all of my Eligible Option Grants?

If you accept the Offer to amend the Eligible Portion of your Eligible Option Grant(s), the amendment of your Eligible Option Grant(s) should not be a taxable event for U.S. federal income tax purposes. At this time, there is relatively limited guidance as to how Section 409A applies to Amended Options. We believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Option Grants pursuant to the Offer to avoid the potentially adverse personal tax consequences of Section 409A. Based on this belief, going forward, NVIDIA will treat your Amended Option as a nonstatutory stock option (“NSO”) for U.S. federal income tax purposes.

Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and NVIDIA must collect the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Q54: Will my participation in this Offer change the tax classification of my Eligible Option Grants?

No. We will be treating all Eligible Option Grants as NSOs from and after the date on which this Offer commences, regardless of whether the Eligible Optionee elects to participate in the Offer.

Q55: If my Eligible Option Grants were granted as ISOs, will participation in the Offer cause them to be treated as NSOs?

Some of the Eligible Option Grants were originally granted with the intention that such awards would qualify as “incentive stock options” (or “ISOs”) for tax purposes. As provided in the Code, an option must be granted with an exercise price that is at least equal to the fair market value of our common stock on the “grant date” (among other requirements) in order to qualify as an ISO. Under Section 409A, ISOs are exempt from the adverse personal tax consequences described above. Therefore, as a result of the uncertainty described above as to whether the IRS will respect our original determination of the “grant date” for the Eligible Option Grants, there can be no assurance that the Eligible Option Grants that were granted with the intention of qualifying as ISOs will be respected by the IRS as ISOs or that such Eligible Option Grants are not subject to Section 409A.

Given the lack of definitive guidance from the IRS, NVIDIA will be treating all Eligible Option Grants as NSOs from and after the date on which this Offer commences, including Eligible Option Grants that were intended to qualify as ISOs, regardless of whether the Eligible Optionee elects to participate in the Offer. If the IRS later provides guidance that the Eligible Option Grants that were intended to be treated as ISOs do qualify ISOs, we will treat such Eligible Option Grants, including the Amended Options, as ISOs to the extent provided in such guidance.

However, it should be noted that the amendment of the Eligible Option Grants pursuant to this Offer may be viewed as a modification of the option which does not satisfy the statutory rules for ISO treatment. As a result, it may later be determined by the IRS that the Eligible Option Grants could have remained ISOs if the Eligible Option Grants had not been amended pursuant to the Offer. Additionally, if the IRS determines that the Eligible Option Grants that were intended to be treated as ISOs do qualify as ISOs, then such ISOs would not have needed to be amended pursuant to the Offer in order to avoid the adverse personal tax consequences under Section 409A.

Q56: What happens if the Internal Revenue Code changes again?

We consider the Offer to be a one-time-only offer. Although we believe that the Offer gives our Eligible Optionees an opportunity to avoid certain penalties and other adverse personal tax consequences under Section 409A in light of current guidance, we cannot guarantee that future guidance, the final regulations, or other changes to Section 409A, will not affect the tax treatment of your Eligible Option Grants in the future. We do not expect to offer another option amendment program in the foreseeable future.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.